Exhibit 8.2

September 12, 2025

Progressive Bancorp, Inc.

1411 North 19th Street

Monroe, Louisiana 71201

Ladies and Gentlemen:

We have acted as counsel to Progressive Bancorp, Inc., a Louisiana corporation (“Progressive”), in connection with (i) the Agreement and Plan of Reorganization, dated as of July 7, 2025 (the “Merger Agreement”), by and among Progressive and Business First Bancshares, Inc., a Louisiana corporation (“BFST”), pursuant to which Progressive will merge with and into BFST, with BFST as the surviving corporation (the “Merger”), and (ii) the preparation and filing of the Registration Statement on Form S-4 (Registration Statement No. 333-289858) (the “Registration Statement”), which includes the proxy statement/prospectus, originally filed with the Securities and Exchange Commission (the “SEC”) on August 26, 2025, and as amended on September 12, 2025. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.

In connection with rendering our opinions, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, (iii) the representation letters dated September 12, 2025, and delivered by Progressive and BFST to us for the purpose of rendering our opinions stated herein (the “Representation Letters”), and (iv) such other documents, certificates, and records we have deemed necessary or appropriate as a basis for the opinions set forth herein (all documents described in this sentence are collectively referred to as the “Documents”). In rendering our opinions, we also have assumed that (i) any representations set forth in the Representation Letters are, and will be as of all relevant times, true, correct and complete, and (ii) the Representation Letters have been executed by appropriate and authorized officers of Progressive and BFST.

In rendering our opinions, we have assumed with your consent that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement, (ii) the Documents are complete and authentic, have been duly authorized, executed, and delivered, and are valid and binding in accordance with their terms, (iii) all of the information, facts, statements, representations, warranties, and covenants contained in the Documents (without regard to any qualification stated therein and without undertaking to verify such information, facts, statements, representations, warranties, and covenants by independent investigation) are, and will be, true and accurate at all relevant times (including as of the Effective Time), (iv) the respective parties to the Documents and all parties referred to therein (including all successors-in-interest to such parties) will act in all respects and at all relevant times in conformity with the requirements and provisions of the Documents, (v) none of the terms and conditions contained in the Documents have been or will be waived or modified in any respect, and (vi) none of the parties to the Merger Agreement have taken, or will take, any action that would cause the Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Our opinions are conditioned upon, among other things, the initial and continuing accuracy and completeness of the information, facts, statements, representations, warranties, and covenants provided or made by Progressive and BFST in the Documents. Any change in the accuracy or completeness of any of the information, facts, statements, representations, warranties, or covenants provided or made by Progressive or BFST in the Documents, or assumptions on which our opinions are based could affect our conclusions.

Our opinions are based on the Code, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “IRS”), and such other authorities we have considered relevant, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. Legislation enacted, administrative action taken, administrative interpretations or rulings, or judicial decisions promulgated or issued subsequent to the date hereof may result in tax consequences different from those anticipated by our opinions herein. Additionally, our opinions are not binding on the IRS or any court, and no assurance can be given that the IRS will not assert, and that a court will not sustain, a position contrary to our opinions.

A Limited Liability Partnership ● Dallas ● Austin ● Houston ● Waco ● Los Angeles ● Boca Raton/Miami ● Orlando ● www.munckwilson.com

Progressive Bancorp, Inc.

September 12, 2025

Based solely upon and subject to the foregoing, and subject to the assumptions, qualifications, and limitations stated herein and set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger,” we are of the opinion that, under current law, (1) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (2) the statements regarding the United States federal income tax consequences set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger” insofar as they constitute statements of law or legal conclusions, accurately describe the material United States federal income tax consequences of the Merger.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. Further, no opinion is expressed as to the tax consequences of any transactions other than the Merger (including any transaction undertaken in connection with the Merger or contemplated by the Merger Agreement).

Our opinions are being rendered solely in connection with the filing of the Registration Statement. Our opinions are expressed as of the date hereof, and we are under no obligation to supplement or revise our opinions to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the heading “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours, /s/ Munck Wilson Mandala, LLP Munck Wilson Mandala, LLP